Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP
301 S. College Street, 34th Floor
Charlotte, NC 28202

troutman.com

June 21, 2024

Mustang Bio, Inc.

377 Plantation Street

Worcester, Massachusetts 01605

Re:	Registered Direct Offering

Ladies and Gentlemen:

We are acting as counsel to Mustang Bio, Inc., a Delaware corporation (the “Company”), in connection with the issuance, offer and sale of (i) 3,025,000 of shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company; and (ii) pre-funded warrants (the “Pre-funded Warrants”) to purchase up to 3,105,000 shares of Common Stock (the “Pre-funded Warrant Shares”, collectively with the Shares and Pre-funded Warrants, the “Securities”) pursuant to the terms of the Securities Purchase Agreement with a single institutional accredited investor, dated June 19, 2024(the “Offering Agreement”). The Securities are being offered and sold (the “Offering”) pursuant to a registration statement on Form S-3 (No. 333-279891) originally filed on May 31, 2024 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective on June 12, 2024 (the “Registration Statement”), the base prospectus included in the Registration Statement (the “Prospectus”) and the prospectus supplement related to the Offering, dated June 19, 2024, and filed with the Commission under Rule 424(b) of the Securities Act on June 21, 2024 (the “Prospectus Supplement”).

We have reviewed the corporate proceedings taken by the Company with respect to the registration of the offer and sale of the Shares. We have also examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Company, and such certificates and records of public officials, and such other papers, as we have deemed necessary or appropriate in connection herewith. As to all matters of fact, we have relied entirely upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

In rendering this opinion, we have assumed: the genuineness and authenticity of all signatures on original documents; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photocopies; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents, except we make no such assumption as to the Company.

Mustang Bio, Inc.

June 21, 2024

Subject to the limitations set forth herein, we have made such examination of law as we have deemed necessary for the purposes of expressing the opinions set forth in this letter. We express no opinion herein as to the law of any state or jurisdiction other than the General Corporation Law of the State of Delaware, as currently in effect.

Based upon the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

(i)	the Shares have been duly authorized for issuance, have been issued and paid for by the purchasers in accordance with the terms of the Registration Statement, Prospectus, Prospectus Supplement and the Offering Agreement, and are validly issued, fully paid and non-assessable;

(ii)	The Pre-Funded Warrants have been duly executed and delivered by the Company, and, under the internal laws of the State of New York, constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms; and

(iii)	The Pre-funded Warrant Shares, when issued upon the exercise of the Pre-funded Warrants in accordance with the terms therein, will have been duly authorized and validly issued and will be fully paid and nonassessable.

The opinion set forth under (ii) above is subject to (1) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, fraudulent obligation, moratorium or other similar laws affecting generally the enforceability of creditors’ rights and remedies or the collection of debtor’s obligations from time to time in effect, and (2) general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, including the application of principles of good faith, fair dealing, course of dealing, course of performance, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles, or other law relating to or affecting creditors’ rights generally and general principles of equity.

In rendering this opinion, we have assumed that the resolutions of the Board of Directors of the Company authorizing the Company to issue and deliver and sell the Securities pursuant to the Offering Agreement will be in full force and effect at all times at which the Securities are issued and delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

This opinion letter is given as of the date hereof, and we assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any facts or circumstances that may change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K, dated the date hereof, filed by the Company and incorporated by reference into the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement. In rendering this opinion and giving this consent, we do not admit that we are an “expert” within the meaning of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP
Troutman Pepper Hamilton Sanders LLP